UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 20, 2006

POZEN INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-31719	62-1657552
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1414 Raleigh Road, Suite 400 Chapel Hill, North Carolina	27517
(Address of Principal Executive Offices)	(Zip Code)

(919) 913-1030
(Registrant's telephone number, including area code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02. Compensatory Arrangements of Certain Officers

On December 20, 2006, the Compensation Committee of the Board of Directors of POZEN Inc. (the “Company”) approved the following annual base salaries for 2007 and annual incentive awards for performance for certain named executive officers of the Company as set forth below:

Name	Position	2007 Base Salary	Cash Bonus	Number of Stock Options
Marshall E. Reese	Executive Vice President, Product Development	$310,648 (1)	$96,512(3)	60,000(4)
William L. Hodges	Chief Financial Officer and Senior Vice President, Finance and Administration	$256,389 (2)	$117,206	90,000
Kristina M. Adomonis	Senior Vice President, Business Development	$236,541 (2)	$90,111	75,000

(1)	Represents a 3% increase in annual base salary; effective January 1, 2007.
(2)	Represents a 5% increase in annual base salary; effective January 1, 2007.
(3)
Dr. Reese’s cash bonus will be paid in two installments. Dr. Reese will be paid $48,256 in January 2007, and will receive the balance of $48,256, subject to continued employment, on the second business day following the receipt by the Company of an action letter from the U.S. Food and Drug Administration (FDA) indicating approval of the New Drug Application (NDA) for Trexima, the proposed brand name for the combination of GlaxoSmithKline’s sumatriptan and naproxen sodium in a single tablet being developed by the Company for the acute treatment of migraine pursuant to a development and commercialization agreement with GlaxoSmithKline (the “Trexima Approval”), provided that the Trexima Approval is received on or before December 31, 2007. If the Trexima Approval is not received on or before December 31, 2007 or if the Trexima Approval is received on or before December 31, 2007, but Dr. Reese is no longer employed by the Company at such time, the remaining $48,256 cash bonus will be forfeited. In the event of a change in control of the Company prior to December 31, 2007 and the Trexima Approval, the Compensation Committee may, in its sole discretion, accelerate the payment of the $48,256 balance to a time immediately prior to such change in control.

(4)
Thirty thousand (30,000) stock options granted to Dr. Reese shall vest, subject to continued employment, only if the Trexima Approval is received on or before December 31, 2007. If the Trexima Approval is received on or before December 31, 2007, the 30,000 stock options shall vest annually over four years commencing upon the first anniversary of the date of grant, subject to continued employment; provided, however, that if the Trexima Approval is not received on or before December 31, 2007 or if the Trexima Approval is received on or before December 31, 2007, but Dr. Reese is not employed by the Company at such time, the 30,000 stock options shall be forfeited and shall immediately terminate.

Each of the stock options described above will be granted on January 2, 2007 pursuant to, and subject to, the terms of the Company’s 2000 Equity Compensation Plan, as amended and restated (the “Equity Plan”). The stock options will (i) have a ten-year term, (ii) have an exercise price equal to the closing sale price of the Company’s common stock, as reported on NASDAQ, on the date of grant, (iii) vest annually over four years commencing upon the first anniversary of the date of grant (except for 30,000 stock options granted to Dr. Reese which shall vest as described above), subject in each case to continued employment or service to the Company, and (iv) otherwise be granted on the same standard terms and conditions as other stock options granted pursuant to the Equity Plan.

The adjustments to base salary and other awards described above were made in connection with each such executive officer’s annual performance review. The annual cash bonuses and stock options were awarded in the discretion of the Compensation Committee and were based on each executive officer’s annual cash bonus and stock option targets, as established by the Compensation Committee, and the Compensation Committee’s evaluation of the performance of each executive officer. As a part of this performance evaluation, the Compensation Committee considered the achievement of the Company’s corporate goals and other significant accomplishments as well as the achievement of the executive officer’s individual goals during the year. The cash bonus target of each of the above-named executive officers was 40% of his or her 2006 annual base salary, and the target stock option award was 75,000 options.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POZEN INC.

By:	/s/ William L. Hodges
	Name:	William L. Hodges
	Title:	Chief Financial Officer

Date: December 21, 2006